                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [X]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               Spire Corporation
                (Name of Registrant as Specified In Its Charter)

                               Spire Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                               SPIRE CORPORATION
                               ONE PATRIOTS PARK
                       BEDFORD, MASSACHUSETTS 01730-2396

                      NOTICE OF SPECIAL MEETING IN LIEU OF
                      1997 ANNUAL MEETING OF STOCKHOLDERS

     The 1997 Special Meeting in Lieu of Annual Meeting of Stockholders ("Meeting") of Spire Corporation ("Company") will be held at Spire Corporation, One Patriots Park, Bedford, Massachusetts, on May 22, 1997, at 10:00 a.m., to consider and act upon the following matters:

     1. To fix the number of directors at seven and to elect six directors to serve for the ensuing year, leaving one vacancy;

     2. To approve an amendment to the Articles of Organization to increase the authorized Common Stock from 6,000,000 shares to 20,000,000 shares;

     3. To adopt the 1996 Equity Incentive Plan;

     4. To approve a proposal to restructure the Company; and

     5. To transact such other business as may properly come before the Meeting or any adjournment or adjournments of the Meeting.

     Stockholders of record at the close of business on April 10, 1997, are entitled to receive notice of and to vote at the Meeting.

     All stockholders are cordially invited to attend the Meeting.

     If the action proposed in Proposal Number Four is approved by the stockholders at the Meeting and effected by the Company, any stockholder (1) who files with the Company, before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment of his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the Company, within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment of his shares and an appraisal of the value thereof. The Company and any such stockholder shall in such case have the rights and duties and shall follow the procedures set forth in Sections 86 to 98, inclusive of Chapter 156B of the General Laws of Massachusetts. See Proposal Number Four -- "Dissenting Stockholders."

                                            By Order of the Board of Directors,

                                            /s/ Richard S. Gregorio
                                            RICHARD S. GREGORIO, Clerk

April 14, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                               SPIRE CORPORATION
                               ONE PATRIOTS PARK
                       BEDFORD, MASSACHUSETTS 01730-2396

              PROXY STATEMENT FOR 1997 SPECIAL MEETING IN LIEU OF
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 22, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Spire Corporation ("Company") for use at the Special Meeting in Lieu of 1997 Annual Meeting of Stockholders ("Meeting") to be held on May 22, 1997, and at any adjournments thereof.

     This Proxy Statement and the accompanying Proxy Card and Annual Report are being mailed to stockholders on or about April 14, 1997.

                              PROPOSAL NUMBER ONE

                             ELECTION OF DIRECTORS

     The By-Laws of the Company provide that there shall be not less than three directors, with the exact number to be fixed by the stockholders at the Meeting. The Board of Directors has recommended that the number of directors be fixed at seven and has nominated the following six persons for election as directors of the Company ("Directors"), leaving one vacancy: A. John Gale, Carl N. Graf, Udo Henseler, Roger G. Little, Roger W. Redmond, and John A. Tarello. Each Director will be elected to hold office until the next Annual Meeting of Stockholders and until a successor is duly elected and qualified.

     Unless otherwise instructed, the persons named in the proxy will vote to fix the number of Directors at seven and to elect the six nominees named above as Directors, leaving one vacancy. Although the Board does not contemplate that any of the nominees will be unavailable to serve as a Director, should any unexpected vacancies occur, the enclosed proxy will be voted for such substituted nominees, if any, as may be designated by the Board. In no event will the proxy be voted for more than six Directors.

     The Company's By-Laws provide that the vacancy on the Board may be filled by majority vote of the elected Directors. No individual has been identified or nominated for that vacancy as of the date of this Proxy Statement.

     The following information summarizes the recent business experience and qualifications of each nominee for Director:

     A. JOHN GALE, 82, was President of Ion Optics, Incorporated, of Stoneham, Massachusetts, a high technology materials processing firm, until his retirement in 1994. He now consults for Ion Optics, Incorporated. Mr. Gale has been a Director of the Company since 1969 and was Chairman of the Board of Directors of the Company from 1969 to 1983.

     CARL N. GRAF, 70, was President and Chief Operating Officer of W.R. Grace & Co., New York, New York, a manufacturer of chemical products, from 1981 until his retirement in 1987. He is now an investment and industrial management consultant. Mr. Graf serves as a Director of LeaRonal, Inc. He was elected a Director of the Company in 1987.

     UDO HENSELER, PH.D., 57, is Vice President and Chief Financial Officer of Qualicon Corporation, a DuPont Company, Wilmington, Delaware. Qualicon is a manufacturer of analytical instruments for testing of biologically-derived products. He is the Owner of MSI Management Services International, a financial and business advisory firm, and was until 1996 Senior Vice President, Chief Financial Officer and a Director of Andrx Corporation, Fort Lauderdale, Florida, a pharmaceutical company. From 1986 until 1992, he was Vice President, Chief Financial Officer and Chair of the Executive Committee of Coulter Corporation, Miami, Florida, a manufacturer of medical technology products. Dr. Henseler was elected to the Board of Directors of the Company in 1992.

     ROGER G. LITTLE, 56, is Chairman of the Board of Directors, Chief Executive Officer, and President of the Company. Mr. Little has been the President and a Director of the Company since its founding in 1969. He is a member of the Secretary of Energy's Advisory Board and the Chairman of the Solar Energy Industries Association.

     ROGER W. REDMOND, 43, is an officer and acts as Managing Director of Piper Jaffray, Inc., a Minneapolis, Minnesota based investment banking firm. He has held these positions since March of 1984. Mr. Redmond was designated a Chartered Financial Analyst in 1988. Mr. Redmond was elected a Director of the Company in 1991.

     JOHN A. TARELLO, 65, has been Senior Vice President of Analogic Corporation, Peabody, Massachusetts, a manufacturer of diagnostic and measurement instruments and medical, industrial, and other electronics equipment, since 1980 and was elected Treasurer and Chief Financial Officer of Analogic in 1985. Mr. Tarello has been a Director of the Company since 1970, and a director of Analogic Corporation since 1979.

     The Board of Directors recommends a vote FOR fixing the number of Directors at seven and for electing the six Directors listed above, leaving one vacancy.

                              PROPOSAL NUMBER TWO

             APPROVAL OF AMENDMENT TO THE ARTICLES OF ORGANIZATION

     On March 20, 1997, the Board of Directors of the Company unanimously voted to recommend to the stockholders that the Company's Restated Articles of Organization be amended to increase the number of authorized shares of Common Stock from 6,000,000 to 20,000,000 shares.

     The authorized Common Stock currently consists of 6,000,000 shares, $.01 par value per share, of which 3,020,700 shares were outstanding as of December 31, 1996, and approximately 566,250 shares were reserved (assuming the approval of the 1996 Equity Incentive Plan by the stockholders at the Meeting) for issuance pursuant to the Company's stock option plans.

     The Board of Directors believes that the authorization of additional shares of Common Stock is desirable to provide shares for issuance in connection with possible future financing and acquisition transactions, joint ventures, stock splits and dividends, employee benefit programs and other general corporate purposes that the Board may deem advisable. However, there is no existing plan, understanding or agreement for the issuance of these additional shares. The additional shares for which authorization is sought would be identical to the shares of Common Stock now authorized and outstanding. If the amendment is adopted by the stockholders, the Board of Directors will have authority to issue shares of Common Stock without the necessity of further stockholder action. No stockholder will have preemptive rights to purchase or subscribe for any shares of Common Stock that may be issued.

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

     The authorization of additional shares of Common Stock could have the effect of discouraging or impeding an unfriendly attempt to acquire control of the Company. For example, such additional shares could be used to dilute the stock ownership of parties seeking to obtain control of the Company, to increase the total amount of consideration necessary for a party to obtain control, or to increase the voting power of friendly third parties. These uses could have the effect of making it more difficult for a third party to remove incumbent management or to accomplish a given transaction, even if such actions would generally be beneficial to stockholders. The Board of Directors has concluded, however, that the advantages of additional authorized shares outweigh the potential disadvantages. The Board is unaware of any pending or proposed effort to take control of the Company or to change management, and there have been no contacts or negotiations with the Board of Directors in this connection.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     A favorable vote by the holders of a majority of the issued and outstanding shares of Common Stock of the Company is required for the approval of the proposed amendment. The Board of Directors recommends that the stockholders vote "FOR" the amendment.

                             PROPOSAL NUMBER THREE

                     ADOPTION OF 1996 EQUITY INCENTIVE PLAN

     The Board of Directors believes that it is in the best interests of the Company to attract, retain and motivate high-quality personnel for the Company. Accordingly, on December 10, 1996, the Board of Directors adopted, subject to stockholder approval, the Spire Corporation 1996 Equity Incentive Plan (the "Incentive Plan"). A total of 300,000 shares of Common Stock may be issued under the Incentive Plan. In December 1996 the Board of Directors granted options under the Incentive Plan to purchase an aggregate of 104,425 shares at $1.63 per share, subject to stockholder approval of the Incentive Plan.

     In addition, under the Company's 1985 Incentive Stock Option Plan and Directors Stock Option Plan (the "Prior Plans"), options to purchase a total of 236,250 shares are currently outstanding. No additional options may be granted under the Prior Plans.

SUMMARY OF INCENTIVE PLAN

     The following is a summary of certain features of the Incentive Plan, as amended.

     Unless otherwise determined by the Board of Directors, the Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Incentive Plan is designed to advance the Company's interests by enhancing its ability to attract and retain employees and others in a position to make significant contributions to the success of the Company through ownership of shares of Common Stock. The shares reserved for issuance under the Incentive Plan are subject to adjustment for stock dividends and similar events. The Incentive Plan provides for the grant by the Compensation Committee of stock options (both incentive stock options and nonstatutory options), stock appreciation rights, restricted stock, unrestricted stock, deferred stock grants and performance awards, as well as loans in connection with such grants and awards and cash payments intended to offset income taxes due with respect to any such grant or award. Awards under the Incentive Plan may also include provision for the payment of dividend equivalents with respect to the shares subject to the awards. All employees of the Company and other persons or entities (including non-employee directors of the Company) who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of the Company

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

are eligible to participate in the Incentive Plan. There are currently approximately 46 employees and directors eligible to participate in the Incentive Plan.

     No award may be granted under the Incentive Plan after December 10, 2006, but awards previously granted may extend beyond that date.

     The exercise price of an incentive stock option granted under the Incentive Plan may not be less than 100% (110% in the case of 10% shareholders) of the fair market value of the Common Stock at the time of grant. The exercise price of a nonstatutory option granted under the Incentive Plan is determined by the Compensation Committee. The term of each option may be set by the Compensation Committee but cannot exceed ten years from grant (five years from grant in the case of an incentive stock option granted to a 10% shareholder), and each option will be exercisable at such time or times as the Compensation Committee specifies. The option price may be paid in cash or check acceptable to the Company or, if permitted by the Compensation Committee and subject to certain additional limitations, by tendering shares of Common Stock held for at least six months, by using a promissory note, by delivering to the Company an undertaking by a broker to promptly deliver sufficient funds to pay the exercise price, or a combination of the foregoing.

     Stock appreciation rights ("SARs") may be granted either alone or in tandem with stock option grants. Each SAR entitles the participant, in general, to receive upon exercise the excess of a share's fair market value at the date of exercise over the share's fair market value on the date the SAR was granted. The Incentive Plan also provides for SARs entitling the participant, upon exercise, to receive an amount based on certain other measures, including SARs that entitle the recipient to receive, following a change in control of the Company as defined in the Incentive Plan, an amount measured by specified values or averages of values prior to the change in control. If a SAR is granted in tandem with an option, the SAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying SAR will cease to be exercisable, and vice versa.

     The Incentive Plan provides for awards of nontransferable shares of restricted Common Stock subject to forfeiture, as well as of unrestricted shares of Common Stock. Awards may provide for acquisition of restricted and unrestricted Common Stock for par value. Restricted Common Stock is subject to repurchase by the Company at the original purchase price if the participant ceases to be an employee before the restrictions lapse. Other awards under the Incentive Plan may also be settled with restricted Common Stock.

     The Incentive Plan also provides for deferred grants entitling the recipient to receive shares of Common Stock in the future at such times and on such conditions as the Compensation Committee may specify, and performance awards entitling the recipient to receive cash or Common Stock following the attainment of performance goals determined by the Compensation Committee. Performance conditions and provisions for deferred stock may also be attached to other awards under the Incentive Plan.

     Except as otherwise provided by the Compensation Committee, if a participant dies, options and SARs exercisable immediately prior to death may be exercised by the participant's executor, administrator or transferee during a period of one year following such death (or for the remainder of their original term, if less). Options and SARs not exercisable at a participant's death terminate. Outstanding awards of restricted Common Stock must be transferred to the Company upon a participant's death and, similarly, deferred Common Stock grants, performance awards and supplemental awards to which a participant is not irrevocably entitled will be forfeited, except as otherwise provided.

     In the case of termination of a participant's association with the Company for reasons other than death, options and SARs generally remain exercisable, to the extent they were exercisable immediately prior to termination, for six months (or for the remainder of the original term, if less), shares of restricted Common Stock must be resold to the Company, and other awards terminate, except as otherwise provided. If any such

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

association is terminated due to the participant's discharge for cause which in the opinion of the Compensation Committee casts such discredit on the participant as to justify immediate termination of any award under the Incentive Plan, such participant's options and SARs may be terminated immediately. Also, in the case of certain mergers, consolidations and other transactions in which substantially all of the assets or stock of the Company are acquired by a single person or entity, all outstanding awards granted under the Incentive Plan will become immediately exercisable in full.

     Notwithstanding the foregoing, in the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert or in the event of the sale or transfer of substantially all of the Company's assets, (i) each outstanding option and SAR will become immediately exercisable unless otherwise provided at the time of grant, (ii) each outstanding share of restricted Common Stock will immediately become free of all restrictions and conditions, and (iii) all conditions on deferred grants, performance awards and supplemental grants which relate only to the passage of time and continued employment will be removed.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax consequences of participation in the Incentive Plan. Insofar as it deals with the tax consequences associated with stock options, the discussion also pertains to certain consequences of participation in the Prior Plans. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the plans, nor does it cover state, local or non-U.S. taxes.

     Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an incentive stock option (ISO). However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. In the case of a sale to an unrelated party for a price less than the value of the shares at the time of exercise, this ordinary income is normally capped by the gain on the sale, if any. Any gain recognized in the disposition in excess of the ordinary income amount is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

     In general, in the case of a nonstatutory option the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company, subject to satisfaction of any applicable withholding requirements; and upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

     In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a nonstatutory option. A special rule applies in the case of termination of employment by reason of permanent disability. ISOs granted after 1986 are also treated as nonstatutory options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of the grant) in excess of $100,000.

     Stock Appreciation Rights (SARs). A participant has no taxable income upon the grant of an SAR or similar right but, in general, realizes income at time of exercise equal to the amount of cash and the fair

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

market value of any Common Stock received. A corresponding deduction is available to the Company, subject in some cases to satisfaction of any applicable withholding requirements.

     Unrestricted and Restricted Stock. A participant receiving an award of unrestricted stock realizes ordinary income at the time of transfer equal to the fair market value of the shares less any price paid. A corresponding deduction is available to the Company, subject to satisfaction of any applicable withholding requirements. As a general rule, a participant receiving restricted stock realizes ordinary income only when the applicable forfeiture restrictions lapse. The amount of income realized at that time is measured by the then fair market value of the stock, less any price paid for the stock. A corresponding deduction is available to the Company at that time, subject to satisfaction of any applicable withholding requirements. However, a participant may elect under
Section 83(b) of the Internal Revenue Code ("IRC") to have the ordinary income associated with receipt of restricted stock realized and measured at the time of the award rather than when the restrictions lapse. An "83(b) election" also accelerates the Company's ability to claim a deduction. In general, a participant who makes an "83(b) election" and later forfeits the shares may not claim a loss for tax purposes.

     Deferred Stock. A participant receiving an award of stock to be delivered in the future realizes ordinary income only upon the eventual transfer of shares of Common Stock. The amount of income so realized is, in general, the fair market value of the stock on the date of transfer. A corresponding deduction is available to the Company at that time, subject to satisfaction of any applicable withholding requirements.

     Performance Awards. A participant receiving the right to receive, without payment, cash or stock or a combination thereof following the attainment of certain performance goals, in general, realizes ordinary income equal to any cash received and the fair market value of any Common Stock issued under the award. A corresponding deduction is available to the Company, subject in some cases to satisfaction of any applicable withholding requirements.

     Loans. Generally speaking, bona fide loans made under the Incentive Plan do not result in taxable income to the participant or a deduction to the Company. However, any loan made at a rate of interest lower than certain rates specified under the IRC may result in income being imputed to the borrower and in a corresponding deduction for the Company. Forgiveness of all or a portion of a loan will also result in income to the borrower and a deduction for the Company.

     Supplemental Grants. If outright cash grants are given in order to facilitate the payment of award-related taxes, the grants are included in income at the time of receipt and a corresponding deduction is available to the Company.

     Dividends. Dividends paid on Common Stock (including restricted stock) are generally not deductible by the Company. However, dividends on restricted stock as to which an "83(b) election" has not been made are deductible by the Company so long as the stock remains subject to forfeiture restrictions.

     Miscellaneous. The Incentive Plan contemplates that stock options and other awards may be settled using shares of restricted stock or by using deferred stock -- that is, by promising to transfer shares of Common Stock in the future. Use of restricted stock or deferred stock in connection with another award may result in deferral in accordance with the rules described above under those headings.

     Under the so-called "golden parachute" provisions of the IRC, the vesting or accelerated exercisability of awards in connection with a change of control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

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

     The Company's ability to claim a deduction in connection with awards under the Incentive Plan may be further limited by Section 162(m) of the IRC, which restricts to $1 million the amount a public corporation may deduct for remuneration in any year to any of its top five officers. Certain forms of remuneration are exempt from the $1 million limit, including compensation associated with the exercise of non-discounted stock options that are granted pursuant to shareholder-approved plans and that meet certain other requirements.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that the Incentive Plan will promote the interests of the Company and the stockholders and enable the Company to attract, retain and reward persons important to the Company's success. Accordingly, the Board of Directors has approved the Incentive Plan and recommends that the stockholders vote "FOR" this proposal to approve the Incentive Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

VOTE REQUIRED

     To approve the Incentive Plan, the vote of the holders of a majority of the shares present or represented and entitled to vote on the proposal at the meeting is required.

                              PROPOSAL NUMBER FOUR

                  APPROVAL OF PLAN TO RESTRUCTURE THE COMPANY

     Management has presented to the Board of Directors a proposal for restructuring the Company by making a transfer of a substantial portion of the Company's property and assets, including goodwill, (the "Transfer") to wholly owned subsidiaries of the Company. Under the proposal, the business, property and assets of one, two or all three of the Company's operating divisions would be transferred to a corresponding number of newly formed subsidiaries that would be wholly owned by the Company. Counsel has advised the Company that, under Massachusetts law, the Transfer would require the affirmative vote of the Company's Common Stock.

REASONS FOR THE TRANSFER

     The Board of Directors believes that the Transfer would facilitate financing and other activities by permitting a particular operating subsidiary to obtain public or private financing and to engage in transactions such as strategic alliances, joint ventures and also mergers and acquisitions. However, there is no existing plan, arrangement or understanding for any such activity.

DESCRIPTION OF THE COMPANY AND THE PROPOSED SUBSIDIARIES

     The Company. The Company provides products and services to photovoltaics, optoelectronics and biomedical markets worldwide. The Company has its headquarters and operations in Bedford, Massachusetts and has a staff of approximately 137 employees.

     Proposed Subsidiaries and Headquarters

     Spire Biomaterials, Inc. This company would provide products and services to biomedical markets. It would have a staff of approximately 37 employees.

     Spire Optoelectronics, Inc. This company would provide products and services to optoelectronics markets. It would have a staff of approximately 33 employees.

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

     Spire Photovoltaics, Inc. This company would provide products and services to photovoltaics markets. It would have a staff of approximately 29 employees.

     Headquarters. Spire Corporation, as the parent company, would have a headquarters staff of approximately 38 employees.

TERMS OF THE TRANSFER

     The transfer is expected to occur within approximately 10 months of approval by stockholders of the Company, subject to (i) formation of wholly owned subsidiaries under Massachusetts law, (ii) obtaining of required consents of lenders and other parties with which the Company has contractual obligations,
(iii) establishing appropriate policies and procedures, accounting arrangements, employee benefits, insurance and banking arrangements for the subsidiaries, and
(iv) negotiating intercompany service agreements between the Company and the subsidiaries. However, management or the Board of Directors may elect, within a period of up to one (1) year from the date of the approval by stockholders, to abandon the Transfer, in whole or in part, prior to accomplishing it, notwithstanding a favorable vote by the stockholders. In determining whether to abandon the Transfer, the Company will consider, among other factors, whether the holders of 5% or more of the Company's Common Stock have taken steps to exercise appraisal rights as dissenting stockholders. See "Dissenting Stockholders."

     No federal or state regulatory requirements apply to the transaction, and no federal or state approvals must be obtained in connection with it.

     Under intercompany service agreements to be entered into between the Company and the subsidiaries, the Company may agree to provide certain services to the subsidiaries including, but not limited to, management, legal, tax, treasury, finance, computer, management information systems and accounting services.

ACCOUNTING TREATMENT

     There would be no accounting impact from the Transfer. The property, assets and liabilities of the operating divisions would be transferred at cost to new wholly owned subsidiaries of the Company. The financial statements of the wholly owned subsidiaries would be consolidated with those of the Company and its existing wholly owned subsidiary, Spire International Sales Corporation.

FEDERAL INCOME TAX CONSEQUENCES

     The Company believes that the Transfer would be treated as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended, for federal corporate income tax purposes. Federal corporate income tax returns of the Company and the new wholly owned subsidiaries will be filed on a consolidated basis since the Company will maintain an equity ownership in excess of 80%.

     Each newly created subsidiary will have a carryover tax basis in the assets transferred. The Company's net operating loss carryforward and alternative minimum tax credit carryforward would continue to be available, subject to stock ownership. If changes in the stock ownership of any of the entities exceed 50% of the value of the entity's stock during any three-year period, the utilization of the net operating loss and credit carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code of 1986.

     Stockholders of the Company would have no federal income tax consequences from the Transfer.

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

DISSENTING STOCKHOLDERS

     If the Transfer is approved by the required vote of the Company's stockholders and is not abandoned, any holder of the Company's Common Stock who does not vote in favor of the Transfer and who files a written demand with the Company and otherwise complies with the applicable provisions of Sections 86 to 98 of Chapter 156B of the Massachusetts General Laws may require the Company to purchase for cash at their fair market value the shares that were not voted in favor of the Transfer. The following summary is qualified in its entirety by Sections 86 to 98 of Chapter 156B of the Massachusetts General Laws with respect to the perfection of dissenters' rights.

     A holder of the Company's stock wishing to require the Company to purchase his or her shares must:

     (1) File with the Company, before the taking of the vote on the approval of the Transfer, written objection to the proposed Transfer stating that such stockholder intends to demand payment for his or her shares if the Transfer is consummated.

     (2) Not vote his or her shares in favor of the Transfer.

     (3) If the Transfer is approved by the stockholders of the Company and consummated, make written demand for payment of his stock upon the Company within 20 days after the date on which the notice of effectiveness of the Transfer is mailed to each stockholder who filed a written objection and whose shares were not voted in favor of the Transfer. Such notice is to be mailed by the Company within 10 days after the effective date of the Transfer.

     A vote against the Transfer will not be deemed to satisfy the requirements that written objection be filed with the Company prior to the stockholder vote on the Transfer. However, a stockholder who has filed a written objection to the Transfer as provided in (1) above will not be deemed to have waived his or her appraisal rights by failing to vote against the Transfer so long as he or she does not actually vote in favor of it.

     The Company is required to make payment of the fair market value of the shares owned by each dissenting stockholder within 30 days after the expiration of the 20-day period during which a demand for payment may be made. If, during such 30-day period, the Company and a dissenting stockholder fail to agree as to the fair value of such stockholder's shares, either the Company or the dissenting stockholder may, within four months after the expiration of such 30-day period, request a court determination of the fair value of the shares of all the dissenting stockholders by filing an action in the Superior Court of Middlesex County in the Commonwealth of Massachusetts. The cost of such an action, other than counsel fees and fees of experts retained by a party, will be determined by the court and apportioned in such a manner as appears to the court to be equitable; however, all costs of giving notice to the stockholders entitled to notice of the filing of such an action will be paid by the Company.

     In any such action, the fair value of the shares of any stockholder who is party to the action will be determined as of the day preceding the date the Transfer was approved by the stockholders of the Company and will not include any element of value arising from the expectation or consummation of the Transfer. The fair value of such shares may be lower or higher than the amounts to be realized by the stockholders not exercising appraisal rights. The Company has not yet determined whether it will file such an action and, therefore, any stockholder who desires such an action to be filed is advised to file it on a timely basis. Otherwise, failure by at least one dissenting stockholder to so file could nullify all written demands for appraisal by stockholders who have not reached an agreement with the Company as to the value of the Common Stock.

     Any stockholder contemplating the exercise of the rights summarized above is urged to consult with counsel. The failure by a stockholder to follow precisely all the steps required by Sections 86-98 of Chapter 156B will result in the loss of those rights.

     Written demands, notices or other communications which a Company shareholder wishes to send to the Company concerning the exercise of dissenters' rights should be addressed to:

                               Spire Corporation
                               One Patriots Park
                             Bedford, MA 01730-2396
                                Attention: Clerk

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     Pursuant to Massachusetts law and the Company's Articles of Organization, a favorable vote by the holders of two thirds of the issued and outstanding shares of Common Stock of the Company is required for the approval of the proposed Transfer. The Board of Directors recommends that the stockholders vote "FOR" the Transfer.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
                               AND ITS COMMITTEES

     The Board of Directors of the Company held five meetings during 1996. Each Director then serving attended 75% or more of such Board meetings and at least 75% of the meetings of the Committee(s) of which he is a member, if any, except that Mr. Graf attended 20% of the Board meetings. The Board has established Audit and Compensation Committees. The members of the Audit Committee are Messrs. Gale, Graf, and Tarello. The members of the Compensation Committee are Messrs. Henseler and Little. The Company does not have a Nominating Committee.

AUDIT COMMITTEE

     The Audit Committee provides a direct line of communication between the Board of Directors and the Company's independent certified public accountants. The Committee's functions include: reviewing the scope and results of the audit by such independent accountants; discussing the recommendations of the auditors, if any, with respect to the Company's financial practices and procedures; and reviewing the Company's internal auditing procedures, controls, and personnel. The Audit Committee held one meeting in 1996.

COMPENSATION COMMITTEE

     The Compensation Committee's principal functions are to make recommendations to the Board of Directors with respect to executive compensation, bonuses, and employee benefit plans, and to administer the Company's 1996 Equity Incentive Plan. The Compensation Committee acted once by unanimous written consent in 1996.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to the Company or written or oral representations that no other reports were required, the Company believes that during the 1996 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Dr. Sioshansi failed to file a Form 4 covering a sale of the Company's Common Stock. The required report was filed subsequently.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock, $.01 par value ("Common Stock"), by each person known to the Company to own 5% or more of the Common Stock, individual Directors, the Chief Executive Officer, the Company's three most highly compensated executives other than the Chief Executive Officer who were serving as executive officers on December 31, 1996, and Directors and executive officers as a group. The information provided reflects stock and exercisable option ownership (including options exercisable within sixty (60) days) on March 1, 1997.

                                                              NUMBER OF SHARES        PERCENTAGE
                                                               OF COMMON STOCK        OF COMMON
                       BENEFICIAL OWNER                     BENEFICIALLY OWNED(1)       STOCK
     -----------------------------------------------------  ---------------------     ---------
     Ghazi Darkazalli.....................................           19,028(2)           *
     A. John Gale.........................................            6,250(3)           *
     Carl N. Graf.........................................            3,500(3)           *
     Richard S. Gregorio..................................           17,750(2)           *
     Udo Henseler.........................................            3,500(3)           *
     Roger G. Little......................................        1,454,000(4)           48.3
     Roger W. Redmond.....................................            3,700(5)           *
     Piran Sioshansi......................................           52,000(2)            1.7
     John A. Tarello......................................            7,500(3)           *
     Dimensional Fund Advisors, Inc.......................          160,400(6)            5.3
     1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
     Directors and Executive Officers.....................        1,567,228(7)           52.3
     as a group (9 persons on March 1, 1997 including
     those named above)

---------------

  * Denotes ownership of less than 1% of the Company's outstanding Common Stock.

(1) Unless otherwise noted, the named stockholder has sole voting and investment power with respect to the shares of Common Stock listed opposite his or its name.

(2) Includes exercisable options to purchase Common Stock in the following amounts for each named officer: Dr. Darkazalli (19,028); Mr. Gregorio (17,750); and Dr. Sioshansi (50,000).

(3) Includes exercisable options to purchase 3,500 shares of Common Stock owned by each of Mr. Graf, Dr. Henseler and Mr. Tarello and exercisable options to purchase 2,250 shares of Common Stock owned by Mr. Gale.

(4) Includes 1,454,000 shares of Common Stock held in a trust of which Mr. Little is the primary beneficiary.

(5) Includes 200 shares of Common Stock held by Mr. Redmond as guardian for his minor children and exercisable options to purchase 3,500 shares of Common Stock.

(6) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 160,400 shares of Common Stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company; or in a series of the DFA Investment Trust Company, a Delaware business trust; or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans; all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all shares of the Company's Common Stock. All information concerning Dimensional is derived from the Schedule 13G filed by Dimensional with the Securities and Exchange Commission.

(7) Includes exercisable options to purchase 99,528 shares of Common Stock (including those set forth above).

                               EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the executive officers of the Company. All executive officers have been elected to serve until the Board meeting following the next Annual Meeting of Stockholders and until their successors have been elected and qualified.

           EXECUTIVE OFFICER              AGE              POSITIONS HELD
----------------------------------------  ---   -------------------------------------
Ghazi Darkazalli........................  51    Vice President and General Manager,
                                                Photovoltaics
Richard S. Gregorio.....................  41    Vice President, Chief Financial
                                                Officer, Treasurer, Principal
                                                Accounting Officer, and Clerk
Roger G. Little.........................  56    President, Chief Executive Officer
                                                and Chairman of the Board
Piran Sioshansi.........................  51    Vice President and General Manager,
                                                Biomaterials

     Mr. Little has an employment contract with the Company for a ten year term ending October 3, 2003, unless earlier terminated by either party as provided in the agreement. Messrs. Darkazalli, Gregorio, and Sioshansi were most recently elected to their respective offices by the Directors on May 30, 1996 to hold their offices until the next regular meeting of the Board of Directors following the Annual Meeting of Stockholders and until their successors are elected and qualified.

     Dr. Darkazalli has been a Vice President and General Manager, Photovoltaics, of the Company since 1984.

     Mr. Gregorio joined the Company in 1977 and has served in a number of accounting and finance positions. He was named Principal Accounting Officer in 1983, Treasurer in 1989, Vice President and Chief Financial Officer in 1993 and Clerk in 1996.

     Dr. Sioshansi joined the Company in 1981 as a Physicist and became a Vice President and General Manager, Biomaterials, in 1985.

                      OTHER TRANSACTIONS AND RELATIONSHIPS

     The Company subleases 74,000 square feet in a building from Millipore Company, which leases the building from a trust of which Roger G. Little, Chief Executive Officer, is sole trustee and principal beneficiary. The term of the sublease is five years expiring on November 30, 2000, with a five year renewal option available at the Company's election. The agreement provides for minimum rental payments plus annual increases linked to the consumer price index. Total rent expense under this sublease was $862,150 in 1996.

     Roger W. Redmond is a managing director of Piper Jaffray, Inc., a market maker in the Company's Common Stock.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the cash compensation paid to the Company's Chief Executive Officer and the Company's other executive officers who were serving as executive officers on December 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                    ANNUAL                                         COMPENSATION
                                 COMPENSATION                         ---------------------------------------
                           -------------------------   OTHER ANNUAL   SECURITIES UNDERLYING      ALL OTHER
                           YEAR     SALARY    BONUS    COMPENSATION        OPTIONS(#)         COMPENSATION(2)
                           -----   --------   ------   ------------   ---------------------   ---------------
Ghazi Darkazalli.........   1996   $118,698   $3,223        N/A               10,000              $ 6,036
  Vice President &          1995    112,500    6,506                               0                4,593
  General Manager,          1994    106,000    5,234                           8,888                3,667
  Photovoltaics
Richard S. Gregorio......   1996   $109,264   $2,658        N/A               13,000              $ 4,630
  Vice President & CFO      1995    103,000   $3,250                               0                4,370
                            1994    100,000    5,156                               0                2,807
Roger G. Little..........   1996   $172,395   $3,983        N/A                    0              $ 6,908
  President & CEO           1995    147,500    3,531                               0                5,218
                            1994    138,750    7,515                               0                5,234
Piran Sioshansi..........   1996   $144,459   $7,045        N/A                5,000              $ 6,942
  Vice President &          1995    139,000    4,000                               0                4,892
  General Manager,          1994    134,500    3,991                               0                4,293
  Biomaterials

---------------

(1) In 1994, 1995 and 1996, the Company paid performance based bonuses to certain executives. The performance based bonuses were with respect to the Company's preceding fiscal years.

(2) Includes Company's matching portion of 401(k) plan contributions available to all employees paid in Company Common Stock, which vests according to a schedule, and premiums on term life insurance policies provided to all executive officers. The matching 401(k) plan contributions are valued at the closing stock price on the last trading day of December in each year.

STOCK OPTIONS

     The following table provides information about the grant of stock options during the fiscal year ended December 31, 1996 to Dr. Darkazalli, Mr. Gregorio and Dr. Sioshansi (no options were granted to Mr. Little):

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                  % OF TOTAL
                                                                   OPTIONS
                                          NUMBER OF SECURITIES     GRANTED      EXERCISE OR
                                           UNDERLYING OPTIONS    EMPLOYEES IN   BASE PRICE    EXPIRATION
                    NAME                       GRANTED(#)        FISCAL YEAR      ($/SH)         DATE
     -----------------------------------  --------------------   ------------   -----------   ----------
     Ghazi Darkazalli...................         10,000(1)            9.6%         $2.63        12/10/06
     Richard S. Gregorio................         13,000(2)           12.4%         $2.63        12/10/06
     Piran Sioshansi....................          5,000(3)            4.8%         $2.63        12/10/06

---------------

(1) The option granted to Dr. Darkazalli was granted in December 1996 under the Company's 1996 Equity Incentive Plan and expires ten years from the date of grant. The option vests with respect to 1,250 shares immediately and with respect to 2,500 shares in December in each of 1997, 1998 and 1999, and 1,250 shares in December of 2000.

(2) The option granted to Mr. Gregorio was granted in December 1996 under the Company's 1996 Equity Incentive Plan and expires ten years from the date of grant. The option vests with respect to 750 shares immediately and with respect to 3,250 shares in December in each of 1997, 1998 and 1999, and 2,500 shares in December of 2000.

(3) The option granted to Dr. Sioshansi was granted in December 1996 under the Company's 1996 Equity Incentive Plan and expires ten years from the date of grant. The option vests with respect to 1,250 shares in December in each of 1997, 1998, 1999 and 2000.

     The following table provides information about the value of unexercised options held as of December 31, 1996 by Dr. Darkazalli, Mr. Gregorio and Dr. Sioshansi (no options were held by Mr. Little):

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR END OPTION VALUES TABLE

                                                  NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                       FISCAL YEAR ENDED(3)            FISCAL YEAR ENED($)
                                                  -------------------------------   -------------------------
              NAME            EXERCISED IN 1996      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
     -----------------------  -----------------   -------------------------------   -------------------------
     Ghazi Darkazalli.......            0                  19,028/10,972                        0
     Richard S. Gregorio....            0                  17,750/12,250                        0
     Piran Sioshansi........        5,000                  50,000/ 5,000                        0

DIRECTORS' COMPENSATION

     Directors who are not otherwise full time employees of the Company receive $5,000 per year for service as Directors. Such Directors also are eligible to participate in the 1996 Equity Incentive Plan. Directors receive no additional compensation for service on standing or special committees of the Board. Directors who are also full time employees of the Company do not receive extra compensation for service as Directors.

                             SELECTION OF AUDITORS

     The Company has selected KPMG Peat Marwick LLP as its independent certified public accountants, to act as its auditors and to audit the books of the Company and its subsidiary for 1997. KPMG Peat Marwick LLP performed the audit of the Company's books for 1996.

     Representatives of KPMG Peat Marwick LLP have been invited to the Meeting and are expected to be present. They will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

                       PROXIES AND VOTING AT THE MEETING

     Each signed and returned proxy will be voted in accordance with the instructions, if any, of the stockholder(s) executing such proxy. A proxy signed without instructions will be voted in accordance with the Board's recommendations. If a stockholder attends the Meeting and votes in person, his or her proxy will not be counted. A signed proxy may be revoked at any time before it is exercised, either in person or by giving written notice of revocation to the Clerk of the Company at the address on the first page of this Proxy Statement.

     Each share of Common Stock is entitled to one vote on all matters submitted to the stockholders for approval. No vote may be taken unless a quorum (i.e., a majority of the Common Stock issued, outstanding, and entitled to vote) is present at the Meeting in person or by proxy. Unless otherwise required by law or the Company's Articles of Organization or By-Laws, approval of all matters requires an affirmative vote of a majority of the shares of Common Stock represented at the Meeting. Broker non-votes are counted for purposes of determining the presence of a quorum, but are not counted for purposes of determining the result of any vote. Abstentions are counted in determining the presence of a quorum and, therefore, have the effect of a vote against a proposal (by raising the number of affirmative votes required to constitute a majority of the quorum).

     Approval of the amendment to the Articles of Organization must receive the affirmative vote of a majority of the outstanding Common Stock. Therefore, abstentions and broker non-votes will have the effect of votes against Proposal Number Two.

     Approval of the proposed restructuring of the Company whereby a substantial portion of the Company's property and assets would be transferred to wholly owned subsidiaries of the Company must receive the affirmative vote of two thirds of the outstanding Common Stock. Therefore, abstentions and broker non-votes will have the effect of votes against Proposal Number Four.

     The Board has fixed April 10, 1997, as the record date for determining the stockholders entitled to vote at the Meeting. On that date there were shares of Common Stock issued, outstanding, and entitled to vote. Each share is entitled to one vote.

                                 OTHER MATTERS

     The Board knows of no other matters which may come before the Meeting. If any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters. Such discretionary authority is conferred by the proxy.

     All costs of this solicitation, which is being made principally by mail, but which may be supplemented by telephone or personal contacts by the Company's Directors, officers, and employees without additional compensation, will be borne by the Company. Brokers will be requested to forward proxy soliciting material to the beneficial owners of the stock held in such brokers' names, and the Company will reimburse them for their expenses incurred in complying with the Company's request.

                             STOCKHOLDER PROPOSALS

     In order to be considered for presentation at the 1998 Annual Meeting of Stockholders, and to be included in the proxy statement and form of proxy for that meeting, stockholder proposals must be received by the Company at its corporate offices in Bedford, Massachusetts, no later than December 15, 1997.

                                            By Order of the Board of Directors

                                            /s/ Richard S. Gregorio
                                            RICHARD S. GREGORIO, Clerk

April 14, 1997

                               SPIRE CORPORATION

    PROXY FOR SPECIAL MEETING IN LIEU OF 1997 ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 22, 1997

     The undersigned hereby appoints Roger G. Little, Richard S. Gregorio, and any one of them, proxies of the undersigned, with power of substitution, to act for and to vote all shares of Spire Corporation Common Stock owned by the undersigned, upon the matters set forth in the Notice of said Meeting and related Proxy Statement at the Special Meeting in Lieu of 1997 Annual Meeting of Stockholders of Spire Corporation, to be held at Spire Corporation, One Patriots Park, Bedford, Massachusetts at 10:00 a.m. on Thursday, May 22, 1997, and any adjournments thereof. The proxies, and any one of them, are further authorized to vote, in their discretion, upon such other business as may properly come before the Meeting, or adjournments thereof.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                    (Continued and to be Signed on Reverse Side)

     Please mark votes as in this example

     YOUR SHARES WILL BE VOTED FOR THE FOLLOWING PROPOSALS UNLESS OTHERWISE
                                   INDICATED.

1. ELECTION OF DIRECTORS. To fix the number of directors at seven and to elect the following six persons, leaving one vacancy: A. John Gale, Carl N. Graf, Udo Henseler, Roger G. Little, Roger W. Redmond, and John A. Tarello.

    FOR                                 WITHHELD

  FOR, except vote WITHHELD from the following nominees(s):

  ------------------------------------------------------------------------------

2.  APPROVAL OF AMENDMENT TO ARTICLES OF ORGANIZATION.

     FOR                   AGAINST                  ABSTENTION

3.  ADOPTION OF 1996 EQUITY INCENTIVE PLAN.

     FOR                   AGAINST                  ABSTENTION

4.  APPROVAL OF PROPOSAL TO RESTRUCTURE SPIRE CORPORATION.

     FOR                   AGAINST                  ABSTENTION

                                        Mark Here for Address
                                        CHANGE AND NOTE AT LEFT

                                        Signature  Date , 1997

                                        Signature  Date , 1997

                                        Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Fiduciaries and corporate officers should indicate their full titles.